Exhibit 10.1

Sachem Capital Corp.

568 East Main Street

Branford, CT 06405

December 13, 2024

Jeffery C. Walraven

[*** Home Address]

Re:           Interim Chief Financial Officer Contract Terms

Dear Jeff:

Sachem Capital Corp. (the “Company”) is pleased to offer you a contract to serve as the Company’s Interim Chief Financial Officer (“Interim CFO”), effective as of December 13, 2024 (the “Start Date”).

Position

As Interim CFO, you will be responsible for performing such duties as are commensurate with such position at similarly situated companies, and such additional duties as may be reasonably assigned to you from time to time by either John L. Villano, the Company’s Chief Executive Officer (“CEO”), or the Company’s Board of Directors (the “Board”). At a minimum, your duties shall include overseeing, managing and supervising all the financial and accounting functions and affairs of the Company, the preparation of the Company’s financial statements, audited and unaudited, and compliance with the Company’s reporting obligations. At any given time, you will work in person at the Company’s Branford, Connecticut office, remotely from your Franklin, Tennessee office or any other location in the United States, as reasonably determined by either the CEO or the Board to properly execute your duties as Interim CFO.

During the term of this contract, you shall devote all necessary time and attention required to the business and affairs of the Company and to fulfill your obligations as the Interim CFO of the Company, shall comply with the lawful and reasonable directives given to you by the CEO and/or the Board, and shall discharge your duties in accordance with all laws and regulations governing the Company. As a Company contractor, you will be expected to abide by all Company rules and policies.

Term

The initial term of this contract shall be for a period of thirty (30) days and shall renew automatically on a month-to-month basis until either party hereto gives notice to the other party no later than the 15th day of a calendar month that it is electing to terminate this contract as of the last day of that calendar month.

Board Service

It is understood and acknowledged that you will continue to serve as a member of the Board during the term of your contract with the Company but will not receive any future board compensation in respect of your Board service during such time as the contract is in place. Subsequent to the termination of the Contract, the in-place Board Compensation shall be restored on a go forward basis. In addition, by signing this contract you confirm that you have resigned as a member of the Board’s Audit, Compensation and Nominating committees effective as of the Start Date.

Compensation and Expense Reimbursement

Your contract will be paid at the fixed rate of $62,500 per month paid monthly in advance during the first business week of the month. For the month of December 2024, the payment will be prorated at 50%, payable during the week following the Start Date. For the month in which the contract is terminated, the monthly fee will be pro-rated based on the number of business days through the date of termination relative to the total number of business days in such month.

[***] This information has been excluded from the exhibit because it both (i) in not material and (ii) is the type that the company treats as private of confidential.

December 13, 2024

You are authorized to incur reasonable and necessary expenses in carrying out your duties on behalf of the Company and shall be reimbursed for all such expenses (including, without limitation, for required travel) incurred during your contract in accordance with the Company’s expense reimbursement policy.

Except as otherwise set forth in the prior two paragraphs and the Indemnification paragraph below, you will not be entitled to any other payments in connection with the services to be rendered to the Company pursuant to this contract. Similarly, you will not be entitled to participate in any employee benefit programs maintained by or sponsored by the Company for its employees.

Status

For employment and tax purposes, you shall be deemed an independent contractor and not an employee. The Company will not withhold any amounts from payments due to you under this contract and you shall be responsible for paying all federal, state and local income and employment taxes with respect to amounts paid to you under this contract. The Company will report all amounts paid to you under this contract on the appropriate Form 1099.

Conflicts of Interest

During the term of this contract, you shall use your best efforts to promote and serve the interests of the Company and shall not engage in any activity which would conflict or interfere with the performance of your duties and responsibilities to the Company or any activities that could have material adverse consequences to the business or operations of the Company or be detrimental to the reputation of the Company.

Confidential Information and Non-Disclosure

You agree and understand that in your position with the Company, you will be exposed to and will receive information relating to the confidential affairs of the Company, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and other forms of information considered by the Company to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).

Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to your disclosure or disclosure by a third party who is known by you to owe the Company an obligation of confidentiality with respect to such information. You agree that at all times during the term of this contract and thereafter, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than as may be required in your capacity as the Interim CFO of the Company, unless required by law to disclose such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this contract for any reason, you shall promptly return to the Company all property, computers, tablets, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards (including credit cards), surveys, maps, logs, machines, technical data and any other tangible product or document that has been produced by, received by or otherwise submitted to you during or prior to this contract, and any copies thereof in your (or reasonably capable of being reduced to your) possession.

Notwithstanding the foregoing or anything to the contrary herein, you shall be entitled to provide, without breaching your obligations to the Company and without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testify or participate in any investigation or proceeding by any governmental or administrative authorities, and for purpose of clarity, you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

December 13, 2024

Indemnification

You shall be indemnified by the Company as provided in the Company’s Amended and Restated Bylaws, as amended, and Certification of Incorporation, as amended, and pursuant to applicable law. This indemnity shall not apply to your acts of willful misconduct or gross negligence. You shall continue to be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

Representations

By signing this letter you represent and warrant that you have the capacity and the full authority to accept the position of Interim CFO and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment or contract agreement or restrictive covenant preventing full performance of your contract duties to the Company.

Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your contract with the Company, and in exchange for the mutual promises contained in this letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your contract with the Company, or the termination of your contract, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16.

Entire Agreement

This letter forms the complete and exclusive statement of your contract with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your contract terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

December 13, 2024

We look forward to your favorable reply and to a productive and enjoyable contract relationship.

Sincerely,

/s/ John L. Villano

John L. Villano, CPA

Chairman & Chief Executive Officer

Agreed and Accepted:

/s/ Jeffery C. Walraven
Jeffery C. Walraven